Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

1.	TieTek Technologies, Inc.

2.	TieTek LLC

3.	GAIA Technologies, Inc.

4.	EET Holdings, Inc.

5.	NATK IPF, Inc.

6.	NATK RII, Inc.